Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO THE RESTATED

CERTIFICATE OF INCORPORATION OF

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

The undersigned, being an authorized officer of American Renal Associates Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.             The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article FOURTH thereof so that, as amended, Article FOURTH shall read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 13,000,000 shares, which shall be divided into two classes as follows:

1.             12,000, 000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

2.             1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

2.             The directors of the Corporation duly approved and adopted the foregoing amendment, declared such amendment to be advisable and referred such amendment to the stockholders of the Corporation for consideration thereof in accordance with the provisions of the DGCL by the unanimous written consent of the directors of the Corporation on November 15, 2012, in accordance with the provisions of Section 141(f) of the DGCL.

3.             The foregoing amendment has been duly approved and adopted in accordance with the provisions of the DGCL by the written consent of a majority of the stockholders of the Corporation on November 15, 2012 in accordance with the provisions of Section 228 of the DGCL.

I

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed this 15th day of November, 2012.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Michael R. Costa
	Name:	Michael Costa
	Title:	Vice President, General
Counsel and Secretary